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                                 August 1, 1997



BOK Financial Corporation
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, OK  74192


          Re: BOK Financial Corporation SEC Registration Statement on Form S-8 and Form S-3: BOK Financial Corporation (Trading Symbol "BOKF"):
               900,000 Shares of BOKF Common Stock to be Issued Pursuant to the BOK Financial Corporation 1997 Stock Option Plan.


Ladies and Gentleman:

            I have acted as counsel to BOK Financial Corporation ("BOKF") in connection with BOKF's Registration Statement on Form S-8 and Form S-3 being filed on or about August 1, 1997 with the Securities and Exchange Commission which respect to the shares of Common Stock (the "Common Stock"), $0.00006 par value, of BOKF, authorized for issuance under the BOKF 1997 Plan. I have reviewed BOKF's Registration Statement on Form S-8 and Form S-3, BOKF's Certificate of Corporation, BOKF's By-laws, and such corporate proceedings of BOKF as I have deemed appropriate for purposes of rendering this opinion. In my opinion, upon issuance of the shares of Common Stock pursuant to the terms of the BOKF 1997 Plan, such shares will be duly and validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement under the caption "Legal Matters".



                                                    Sincerely,

                                               /s/ Frederic Dorwart

                                                 Frederic Dorwart

FD/vv